                                                      ADMINISTRATION CONTRACT
                                                        THE AAL MUTUAL FUNDS

           This Agreement is  made  as of this  1st day of  January, 2004, between Thrivent  Investment  Management Inc., a Delaware corporation ("Thrivent Investment Management"),  as provider of administrative  management and services, and The AAL Mutual Funds, a
Massachusetts Business Trust (the "Trust").

           WHEREAS,  the Trust  engages in business as an open-end  management  investment  company and is so  registered  under the
Investment Company Act of 1940, as amended ("1940 Act"); and

           WHEREAS,  the Trust is  authorized  to issue  shares of  beneficial  interest  in  separate  series with each such series representing interests in a separate portfolio of securities and other assets; and

           WHEREAS,  the Trust presently  offers shares in nineteen (19) series,  The AAL Technology  Stock Fund, The AAL Aggressive
Growth  Fund,  The AAL Small Cap Stock Fund,  The AAL Small Cap Index Fund II, The AAL Small Cap Value  Fund,  The AAL Mid Cap Stock
Fund,  The AAL Mid Cap Index Fund, The AAL Mid Cap Index Fund II, The AAL  International  Fund, The AAL Capital Growth Fund, The AAL
Large Company Index Fund,  The AAL Large Company  Index Fund II, The AAL Equity  Income Fund,  The AAL Balanced  Fund,  The AAL High
Yield Bond Fund,  The AAL  Municipal  Bond Fund,  The AAL Bond Fund,  The AAL Bond Index Fund,  and The AAL Money Market Fund,  such nineteen series (the "Initial Funds"),  together with all other series  subsequently  established by the Trust with respect to which
Thrivent  Investment  Management  services  pursuant to the terms of this Agreement,  being herein  collectively  referred to as the
"Funds" and individually as a "Fund"; and

           WHEREAS,  Thrivent Investment  Management is, and has been since 1987, an investment adviser of mutual funds, and has the experience and competence to provide administrative management and service to each of the Funds; and

           WHEREAS, the Trust desires to retain Thrivent Investment Management to furnish administrative  management and services to each of the Funds and Thrivent Investment Management is willing to furnish such administrative management and services;

           NOW, THEREFORE,  in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

           1.   Appointment and Acceptance.  The Trust appoints Thrivent Investment Management as administrative  manager of each of the Initial Funds, and Thrivent  Investment  Management  accepts such appointment and agrees to render the services hereby set forth for the compensation herein provided.

           In the event that the Trust  establishes  one or more series of shares other than the Initial Funds with respect to which it  desires to retain  Thrivent  Investment  Management  to render  administrative  services  hereunder,  it shall  notify  Thrivent
Investment  Management  in writing (the  "Notice").  If Thrivent  Investment  Management  is willing to render such  services on the terms  provided  for herein,  it shall  execute and deliver the Notice to the Trust  whereupon  such series of shares shall become a
Fund hereunder and said Notice shall be attached to this Agreement and when attached shall be a part hereof.

           2.   Duties of Administrative  Manager.  Thrivent Investment Management will provide or procure  administrative  services from Thrivent  Financial for Lutherans (or one or more of its  subsidiaries)  or other vendors as appropriate for the Trust and each of the Funds and,  in so doing,  will act in  conformity  with the Master  Trust  Agreement  and  Bylaws of the Trust,  the  current registration  statement  of the  Trust,  the  requirements  of the 1940 Act and all other  applicable  federal  and  state  laws and regulations.

           3.   Administrative  Services.  The term  "administrative  services" means all services necessary to conduct the business operations of the Trust and each of the Funds,  except those  certain  services that are provided to the Trust and each of the Funds pursuant to the following contracts:

                                          Investment Advisory Contract
                                          Transfer Agent Contract
                                          Distribution Contract
                                          Custodian Contract
                                          Administrative Agreement
                                          12b-1 Distribution Plan

           Administrative Services include, but are not necessarily limited to, the following:

           (a)  Maintenance and retention of all Trust charter  documents and the filing of all documents  required to maintain the
                Trust's status as a Massachusetts Business Trust;

           (b)  Arrangement  of, and preparation and  dissemination of all materials for, meetings of the Trust's Board of Trustees and committees thereof and preparation and retention of all minutes and other records thereof;

           (c)  Internal auditing services;

           (d)  In-house legal and regulatory compliance services;

           (e)  Coordination and handling of accounting, legal and regulatory audits and examinations and preparation or management of the  preparation  of  responses  to all  inquires by  regulatory  agencies,  the press and the  general  public concerning  the  business and affairs of the Trust and its Funds,  including  handling  and  resolution  of any investigations,  actions or proceedings  initiated against the Trust by any regulatory  authority and responses to subpoenas and tax levies;

           (f)  Calculation of dividends and capital gains distributions for each Fund;

           (g)  Preparation of each Fund's performance  calculations and responding to surveys conducted by third parties (e.g.,  Lipper,
                Morningstar,  etc.) and  reporting  of each Fund's  performance  and other  portfolio  information  in response thereto;

           (h)  Administration of the Trust's Code of Ethics;

           (i)  Administration of operating  policies of the Trust and  recommendations  to the Trust's officers and Board of Trustees of modifications  to such policies to facilitate the protection of shareholders or the market  competitiveness  of the Trust and each Fund and, to the extent necessary, to comply with new legal or regulatory requirements;

           (j)  Monitoring or arranging for the monitoring of legal, tax,  regulatory and industry  developments  related to the business affairs of the Trust and communicating  such developments to the Trust's officers and Board of Trustees as they may reasonably request or as Thrivent Investment Management believes appropriate; and

           (k)  Filing of claims,  monitoring of class actions involving portfolio  securities,  and handling  administrative  matters in connection with the litigation or settlement of such claims with respect to any Fund.

           4.   Price.  For receiving Administrative Services under this Agreement,  whether such  services are provided by Thrivent
Investment Management,  Thrivent Financial for Lutherans,  or other vendors, the Trust will pay Thrivent Investment Management a fee equal to 0.02 percent  (0.02%) of each Fund's  average  annual  daily net assets.  The fee of each Fund shall be accrued at the rate of 1/365th of the annual rate applied to the daily net assets of such Fund  computed as described in the  Prospectus  for each Fund, and in the case of days when the net asset  value of a Fund is not  computed,  as of the last  preceding  day on which the net asset value for that Fund was computed.

           The fee so accrued during each calendar month shall be paid to Thrivent  Investment  Management monthly in arrears. In no event will the charges for  administrative  services  for any Fund  during a fiscal year exceed 0.02  percent  (0.02%) of the Fund's total net assets at the end of the fiscal year.  The cost of any  administrative  expenses in excess of 0.02 percent  (0.02%) of any of the Fund's net assets at the end of any fiscal year will be borne by Thrivent Investment Management.

           5.   Books and Records.  Thrivent  Investment  Management agrees to provide reports and records reasonably  necessary for the Board of Trustees of the Trust to  determine  the  accuracy of any item of expense  charged to the Trust by Thrivent  Investment
Management  pursuant to this  agreement.  Thrivent  Investment  Management  agrees (a) that all records  which it maintains  for the
Trust are the property of the Trust and shall  surrender  promptly to the Trust any such records  upon written  request,  and (b) to properly retain all records required to be maintained.

           6.   Services Not Exclusive.  The services  furnished by Thrivent  Investment  Management  hereunder are not to be deemed exclusive to the Trust and Thrivent Investment Management shall be free to furnish similar and other services to others.

           7.   Audit,  Inspection and Visitation.  Thrivent  Investment  Management  shall make available  during regular  business hours all records and other data created and maintained  pursuant to the  provisions of this Agreement for the reasonable  audit and inspection by the Trust, any person retained by the Trust, or any regulatory agency having authority over the Trust.

           8.   Limitation of Liability of Thrivent  Investment  Management and  Verification  of Information.  Thrivent  Investment
Management  shall not be liable  for any error of  judgment  or  mistake  of law for any loss  suffered  by the Trust or any Fund in connection  with the matters to which this Agreement  relates  except a loss  resulting  from  negligence on its part or the part of
Thrivent Financial for Lutherans or any subsidiary in the performance of service under this Agreement.

           9.   Duration and Termination.

                (a)  This Agreement shall become  effective on the date hereof,  provided that it has been approved on behalf of the
                     Funds by a majority of the Trustees of the Trust including a majority of the Trust's disinterested Trustees.

                (b)  This Agreement shall continue in effect for one year from the above effective date unless sooner  terminated as provided  herein.  Thereafter,  this Agreement  shall  continue for  successive  periods of twelve months each, provided  that such  continuance  is  approved at least  annually  by a majority  of the  Trustees of the Trust including a majority of the Trust's disinterested Trustees.

                (c)  This  Agreement may be  terminated  on behalf of the Trust or any Fund at any time,  without the payment of any penalty,  by vote of a majority of the Trust's  Trustees  or by vote of a majority  of the  outstanding  voting securities of the terminating Fund on sixty days' written notice to Thrivent  Investment  Management.  Thrivent
                     Investment  Management may terminate this Agreement without the payment of any penalty,  on sixty days' written notice to the Trust or any particular  Fund.  Termination  of this Agreement with respect to a particular  Fund shall not affect this Agreement's continuation with respect to any non-terminating Fund or the Trust.

           10.  Amendment of This  Agreement.  No provision of this  Agreement  may be changed,  waived,  discharged  or  terminated orally,  but only by an instrument in writing  signed by the party against which  enforcement  of the change,  waiver,  discharge or termination  is sought,  and no amendment of this Agreement  shall be effective  until approved by a majority of the Trustees of the
Trust including a majority of the Trust's  disinterested  Trustees,  or by a vote of a majority of the outstanding voting securities of the Trust.

           11.  Use of the Names.  The Trust shall not use the names of Thrivent  Investment  Management  or Thrivent  Financial for
Lutherans  in any  material  without  prior  approval by Thrivent  Investment  Management.  Thrivent  Investment  Management  hereby consents to the use of its name which  merely  refers in accurate  terms to its  appointment  hereunder  or which is required by the
Securities and Exchange Commission or other regulatory authorities.

           12.  Relations With Trust.  Subject to and in accordance  with the Master Trust  Agreement and By-Laws of the Trust it is
understood  that  Trustees,  officers,  agents  and  shareholders  of the  Trust are or may be  interested  in  Thrivent  Investment
Management (or any successor thereof) as directors,  officers, or otherwise,  that directors,  officers,  agents and shareholders of
Thrivent  Investment  Management (or any  successors) are or may be interested in the Trust as Trustees,  officers,  shareholders or otherwise,  that Thrivent Investment  Management (or any successor thereof) is or may be interested in the Trust as a shareholder or otherwise and that the effect of any such adverse interests shall be governed by said Agreement and Declaration of Trust.

           13.  Limitation  of  Liability.  The term "The AAL  Mutual  Funds"  means and  refers to the  Trustees  from time to time serving  under the Master Trust  Agreement of the Trust dated  March 10, 1987,  as the same may  subsequently  thereto have been, or subsequently  hereto may be, amended.  It is expressly  agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees,  shareholders,  nominees,  officers, agents or employees of the Trust personally, but shall bind only the trust property  of the Trust,  as provided  in the Master  Trust  Agreement.  The  execution  and  delivery  of this  Agreement  have been authorized by the Trustees and signed by an  authorized  officer of the Trust,  acting as such,  and neither such  authorization  by such  Trustees nor such  execution  and delivery by such officer  shall be deemed to have been made by any of them  personally,  but shall bind only the trust  property of the Trust as provided in its Master Trust  Agreement.  The  obligations of any Fund hereunder shall be the  exclusive  obligation  of that Fund and  Thrivent  Investment  Management  can only look to the assets of that Fund to satisfy any debt or obligation incurred by that Fund hereunder.

           14.  Miscellaneous.  The captions in this  Agreement are included for  convenience of reference only and in no way define or delimit any of the  provisions  hereof or otherwise  affect their  construction  or effect.  If any  provision of this  Agreement shall be held or made  invalid by a court  decision,  statute,  rule or  otherwise,  the  remainder of this  Agreement  shall not be affected thereby.

           15.  Choice of Law.  This  agreement  shall be construed in  accordance  with the laws of the State of Minnesota  and any applicable federal law.

           IN WITNESS  WHEREOF,  the parties hereto have caused this agreement to be executed by their officers  designated below as of the day and year first above written.

THE AAL MUTUAL FUNDS                                                    THRIVENT INVESTMENT
                                                                        MANAGEMENT INC.

By: /s/ Pamela J. Moret                                                 By:  /s/ Bruce J. Nicholson
    ----------------------------------                                       ---------------------------------
    Pamela J. Moret, President                                               Bruce J. Nicholson, President